Exhibit 99.1
AMERICAN POWER GROUP CORP
Moderator: Michael Porter
02-13-14/9:30 am CT
Confirmation # 6955236

AMERICAN POWER GROUP CORP

Moderator: Michael Porter
February 13, 2014
9:30 am CT

Operator: Please stand by, we're about to begin. Good morning, ladies and gentlemen, and welcome to the American Power Group Announces First Quarter Results conference call. This call is being recorded.

I'd now like to turn the call over to Mr. Mike Porter, President Porter, Levay & Rose. Please go ahead.

Mike Porter: Thank you. Good morning ladies and gentlemen. I'd like to welcome you all to the First Quarter American Power Group Corporation conference call. I'd like to alleviate one rumor. It is viciously snowing in the Northeast and we greatly appreciate you all being on the call. And I wish you all well and shovel lightly out there.

The lawyers have asked me to read the forward looking statement which I will do and then turn the call over to Lyle. With the exception of historical information contained in this - in our release the matters described in the release contain forward-looking statements and opinions including but not limited to: statement relating to new markets, development introduction of new products, and financial and operating projections.

The forward looking statements and opinions are neither promises nor guarantees but involve risk and uncertainty that may individually or mutually impact the matters herein and cause actual results, events and performance to differ materially from such forward looking statements and opinions.

These risk factors include, but are not limited to, results of future operations, difficulties or delay in developing markets, acceptance for current future products, adverse events, product changes, the effects of economic conditions, the impact of competitive products and pricing, government regulations with respect to omission including whether EPA approvals will be obtained for future products and additional applications, the result of litigation, factors affecting the company's future income and resulting ability to utilize its NOLs or other factors which are detailed from time to time in the company's SEC reportings.

The company undertakes no obligation to release publicly the results of any revisions to these forward looking statements and opinions that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. I'd like to now turn the call over to Lyle Jensen and Chuck Coppa. Good morning, gentlemen.

Chuck Coppa: Good morning, Mike.

Lyle Jensen: Good morning. Thank you, Mike. Well good morning, everyone, and thank you for participating in this morning's investor call. Our call is being held to coincide with the disclosure of our fiscal first quarter 2014 financial results released this morning.

For those who have not seen the release or the financial statements they were distributed to all wire services and can be found on AGP's Website. We'll start with call with Chuck Coppa, our CFO, who will summarize the financial highlights for the first quarter and cover our investor relation activities. I'll then provide an update on our continued progress in AGP's addressed markets.

Chuck.

Chuck Coppa: Good morning, Lyle. Thank you. And again, thank you everyone for taking the time to listen to our call today given the weather conditions here in the Northeast.

Press release went out this morning and as always we were very detailed in what we've put in there but I'll point out to a couple quick highlights.

Quarterly revenue was up over double what it was a year ago to about $1.8 million which is predominantly the result of a strong oil and gas conversation market during the first quarter with the bulk of that coming from our Canadian market which we just pretty much entered the end of last year. They accounted for almost 50% of the revenue increase in the oil and gas during this past year.

As noted we have almost 300 units in the fields with several customers running over 50 converted units per each. We had a record North American vehicular quarter this last one with a little bit over $520,000 in revenue comprising north of 50 units which is over half of what we did all of last year in vehicular shipments.

As a result of a strong oil and gas market our gross profit tripled from a dollar perspective and increased to 49% of revenue as compared to 34% a year ago. And as a result of that we saw almost 75% decrease in our net loss for the quarter and we're EBITDA positive for the quarter ended December 31, 2013.

Again, the 10Q will be filed within the next hour so more detailed information will be available on the SEC's webpage and also on our webpage.

From a cash flow perspective as of the end of the quarter, between cash in the bank and availability under bank line we had approximately about $1.8 million of availability to the company. I’d now like to talk a little bit about the investor relations side. We've continued to aggressively going out on the road, introducing new folks in the investment community to the APGI story and have been creating a lot of interest in the marketplace.

And while you'll read about it probably in a week or so we will be presenting the 10-12 of March in California at the Roth Microcap Conference which we are very pleased with. We've had some great results back in December presenting at 2 investor conferences and as the story continues to unfold we think - and hope we'll be invited to more conferences to be able to spread the word.

So with that, Lyle, I'll turn it over to you.

Lyle Jensen: So let's go ahead and get started. Let's talk about the progress being made on many fronts in all of our addressed major markets. And I want to highlight why APG believes our universal design and conversion economics are well positioned to outperform many of the natural gas business models in the market today.

We'll start with our leadership position in the North American stationary market. This is comprised of APG conversions for the oil and gas, the construction industry and the backup generators for critical care facilities.

As Chuck mentioned are Q1 stationary conversion revenue of $1.3 million was almost four times higher than the same period a year ago in the oil and gas industry which we believe is indicative of the steady transition from early adopter testing into follow-on production in the oil and gas industry.

As we said half of that stationary revenue was generated from our new Canadian market. We believe were just beginning to enjoy the benefits from being the first dual fuel system to obtain the Canadian Standards Association inspection and acceptance stamp. And as temperatures warm up there we expect to come back strong in the spring and the summer and the fall with more Canadian installations.

At a recent World Fuels LNG conference in Houston the oil and gas leaders were projecting a steady growth in the use of dual fuel natural gas systems in North America potentially reaching 50% penetration by the year 2020.

This projection would equate to 3,000 to 4,000 conversions and create an APG addressable market for just the high horsepower drilling and fracturing of $100 million-$150 million so we really do believe we have a lot of continued upside in the years to come in this marketplace.

Noble Energy, APG's first high-pressure fracturing customer in Colorado announced at the same conference that they have begun construction on an LNG liquefaction plant in Colorado which is intended to cut their internal cost of LNG as their fuel source. Noble forecasted follow-on dual fuel orders will be in later this year after the plant is constructed. And it's part of the multiyear plan for Noble to expand into DJ Basin in Colorado for the years to come.

If we move over to the Marcellus Shale region in Pennsylvania, West Virginia, et cetera, our successful development work with Cudd Energy Services has finally paid off and we're going back into operation with their first dual fuel fracturing rig in March.

Back in December we noted that we invested over $350,000 to finalize our development and approvals for the conversion of MTU Detroit diesel engines. We expect this March startup will lead to follow-on orders by summer. Also in the Marcellus CONSOL Energy has indicated follow on conversions will begin once the temperatures start to warm up.

We’d also like to highlight we have a new territory that we're entering with our first three unit system which is the Bakken range in North Dakota. Some of you may have seen the recent article in the New York Times that discussed the growing criticism and lawsuits surrounding the flaring of wellhead gas and the need to capture the excessive amounts of flared gas that are being emitted into our airspace.

The Bakken fields are one of the fastest growing oil producing areas of the country second only to Texas. From APG's standpoint over 65% of the 280+ conversions we've done are running today on some form of wellhead or ditch gas as resulting in daily fuel savings between $2000-$3000 per rig.

While the Bakken flared gas is unique compared to other more favorable wellhead gases, APG believes we can give our new Bakken customers a noticeable level of new savings.

Regarding the fracking rig market which is the larger market compared to the drilling, we've commenced field evaluation of our dual fuel technology with a new prospective fracking customer in Texas. They're targeting to place orders - production orders in April, May.

We also have two additional high-profile corporations that believe it's time to begin up-fitting their rigs with dual fuel. Just as a reminder, on the fracking rig side this will create an APG revenue opportunity of somewhere between $400,000-$1 million per order depending on the number of trailers and the emission configuration of the rig that the customer defines.

In addition to the EPA approvals on large horsepower oil and gas engines that we've focused on over the past couple of years we also now have just completed successful EPA Memo 1A testing for several new smaller horsepower CAT and MTU Detroit diesel engines.

These are used for other pumping and power generation applications on the site. We've enjoyed successful field results this past month and won our first $45,000 order this week to just get started. But we see future revenue opportunity for these smaller engines that we have not addressed prior to - that can grow to several million dollars per year.

So cumulatively we believe we are demonstrating on many fronts how successfully our technology works with stationary conversion applications. It's only been two years ago that we started from concept and it's now grown into a $5 million annualized revenue last year and we expect above average growth rates to continue for the foreseeable future.

Next one up is our international market. , Our international conversion revenue for Australia and Ecuador slid out of the quarter due to customer delays with receipt of new trucks and delays in getting pipeline gas to the conversion site.

We did receive follow-on orders from 7-Up Nigeria for 15 conversions which will be delivered in the March quarter. During the first quarter we also entered a dealer installer agreement in Turkey for both vehicle or and stationary applications. And we've begun perspective discussions in Qatar, British Isles and South America that we believe will have some interesting opportunities.

Back to the World LNG Fuel Conference that I've referenced, two executives from our Australian exclusive dealer, Wesfarmers attended and publicly reported that the APG dual fuel systems have traveled now over 2 million kilometers with virtually no downtime pulling loads up to 285,000 pounds which is, 3 to 4 times greater than what we can pull here in the United States.

The important part of that for us is that there's been several large dedicated natural gas engine manufacturers who have either announced delays or actually have canceled the development of a heavy duty 15 liter natural gas engine, so this endorsement from Australia will help us underscore the benefits for some of the United States fleet operators that are pulling the heavier loads on a daily basis.

We'll wrap up this morning's call talking about our largest addressed market which is the natural gas opportunities for the Class 8 heavy duty trucks in North America.

For those on the call who follow the vehicular natural gas markets, you may have read about recent company announcements that are impacting value propositions of several of the larger, public players in the natural gas engine industry.

For example, Westport announced that they have discontinued development of their 15 liter natural gas engine. Cummins has also announced they have delayed the development of their 15 liter dedicated spark-based natural gas engine.

So these two engine announcements in the early part of the year have left a huge hole in the 400 plus natural gas horsepower range for pulling the heavier loads in North America. These events present a significant opportunity for APG and we believe our conversion of existing 15 liter diesel engines which is similar to what we're ready doing in Australia or APG's new dual fuel glider can help fill this gap.

We’ve received numerous calls in the last 60 days from a lot of the frustrated 15 liter customers looking for another solution and the good news is that APG has a 15 liter dual fuel solution that works today and that these customers don't have to wait to pull their heavy loads.

As it relates to overall fuel station infrastructure, we continue to see capital dollars being spent on both LNG as well as CNG fueling stations. We continue to reach out to both old and new infrastructure companies to educate them on our conversion technology because we believe that in addition to the dedicated engines which has been the primary focus they're now starting to understand and see that dual fuel and APG dual fuel can be a strong catalyst for expanding consumption of their significant natural gas supplies.

From an industry standpoint, we're watching all these moving pieces carefully but APG management remains extremely bullish that our vehicular business model is on very solid ground due to the universal application of our software calibrations, the breadth of engine models that can be converted and having a reliable low-cost economic solution. We're experiencing nothing but positive momentum on many fronts.

So let's talk about some of those highlights on the vehicular side. As Chuck mentioned we had record Q1 revenue of $520,000 for vehicular conversions. We're starting to see signs a lot of our early adopter customers from 2013 are beginning to generate follow-on production orders.

Over the past several months, we've had approximately 10 existing customers place orders for an additional 5 to 14 systems and we expect that to continue to increase.

One of the things that's helped from an external standpoint is we've had very successful truck editor ride and drive experiences with Commercial Carrier Journal’s Jack Roberts and Heavy Duty Trucking Senior Editor Tom Berg have led to several very positive APG trade articles which you can find on our Website.

These are important because they're creditable, third party endorsements by customers and we believe these are going to go a long way to help independently validate the benefits of our technology to a trucking industry that tends still to be conservative.

And, again as we look to find different ways of trying to accelerate customer interest in our dual fuel solution, I can tell you these articles have gone a long way to accomplish this. When they hear from another trucking fleet operator as opposed to hear from us, it just has a different meaning and these have become very valuable to us and what we're trying to do.

In one of the articles they drew attention to two of our existing customers who again are now telling the industry that they are saving between 15 cents and 20 cents per mile in net fuel savings. And one customer has been quoted that he plans on saving $.5 million per year in fuel costs after he's completed conversion of his entire 25 vehicle fleet. Both of these testimonials are on our Website if you're interested to take a look at.

We're making great progress with the WheelTime dealer network as they expand states and grow the targeted customer list. In the past 90 days, they've presented APG's technology to 106 new prospective customers. 75% of those visits created an early adopter quotation for one or two evaluation vehicles.
WheelTime is now working to turn those quotes into orders which should eventually lead into follow-on conversions. A good example is a recent WheelTime customer who evaluated a dual fuel glider conversion unit for 3 months and then placed a follow on order for an additional 14 units.

Last week I attended a national gas seminar in St. Louis that was financed and hosted by two WheelTime regional dealers. It was a comprehensive one-day seminar that was attended by 75 people from the trucking industry which was an excellent turnout, great questions, a lot of interest was created.

And due to its successful attendance and feedback more regional WheelTime dealer seminars are being planned which will help continue to expand our customer target list.

Also starting in January five of the WheelTime dealers expanded their sales and marketing efforts into six new Eastern states that were not previously available to them and they've already begun to generate early adopter orders.

We’ve been told that some of the fleet owners who have been testing competitive systems will now be switching over to APG hardware so that's very gratifying from our team’s standpoint to see that we are attracting new customers that are looking to get a switchover from a competitor’s solution where their performance is not as strong as ours.

Let's move now on from APG’s conversion of existing fleets to our new glider product. We now have a clear path to put our APG dual fuel system into new 2014 Freightliner Colombia or Coronado glider with rebuilt engines.

APG is working in collaboration with Daimler/Freightliner, WheelTime, Ervin USA and Fitzgerald to increase the number of glider trucks on the road using APG's technology.

One of our early adopter customers told us he purchased his new glider with APG's dual fuel system with a LNG tank at almost the same price as a new diesel truck versus a $40k to $80k premium for purchasing - or consider purchasing a dedicated natural gas vehicle. The end result is one of the most exciting new non-dedicated natural gas trucks to be put on the road. Initial evaluation testing has seen excellent results and several high-profile corporate evaluations are about to begin. One of our first gliders customers is quoted as saying: “For the life of me, I don’t understand why everyone isn’t trying this because the numbers work.” And that's from a customer that started with one, has bought his second, is looking at putting additional gliders, you know, in the field and he's making some long runs across - halfway across the United States.
The current glider industry produces approximately 3,000+ diesel gliders per year. With the benefits of adding APG’s dual fuel solution to a glider, several of the larger glider suppliers believe they can double their glider business over the next several years. During fiscal 2014, we expect to sell several hundred glider conversions.

Our last highlight to cover is this week's important announcement regarding a new lease financing program which is intended to eliminate one of the remaining hurdles of fleet operators who are interested in converting more of their fleet to a dual fuel system but don’t have the upfront capital.

When a fleet considers the $1 million investment required to upgrade 30 to 40 of his trucks we have been getting feedback that it's near impossible to obtain traditional bank financing for alternative fuel add-on systems on a used vehicle.

So we've searched the United States and are pleased to be working with VFG Energy which is a unit of Vision Financial Group in Pittsburgh. They financed other alternative fuel technologies so they're comfortable with the space. They have been following us and see the value of the APG system.

And we're very pleased that they've created several competitive and flexible options including leases with protected liens but most importantly they're going to do something that nobody else has done at this point which is APG specific and they are also providing leases without a protected lien on the vehicle chassis.

With several viable financing options, APG can now shift the customer’s focus from a 15-20 month purchase payback to a lease with a positive monthly cash flow payback that occurs in the very first or second month of ownership.

If we take a look at the customer - we have customers today that across the board that are achieving net dual fuel savings on $1,000-$2,000 per month which more than covers the $700-$800 or month lease payment. And the results of that would leave the fleet owner with somewhere between $200-$1,200 per month of additional income per truck.

When I spoke at the World LNG Conference several weeks ago, I asked the group, can you think of any other truck technology other than APGI’s that can create that kind of incremental savings and income so quickly. No one came up with an answer.

So APG sees a lot of positive signs with the vehicular conversion market following the same successful path that the oil and gas industry has experienced over the past couple years.

We're going to have to go through this early adopter evaluation phase before they commit to production quantities. But APG now can also provide a financing option to convert more trucks sooner than later and we hope to try to move this transition along much quicker.

So in closing, every quarter we're gaining new customers. We are experiencing new follow-on orders. We're opening up new territories. We're forging strong relationships with a growing list of very impressive customers.

We have, during this time, kept a very tight rein on expenses which resulted in a positive EBITDA during the quarter and we still believe our goal of being cash flow positive from operations in fiscal '14 remains achievable.

In regards to the quarter were currently in, based on recently updated customer schedules one new frac order and one follow-on frac order and the requested customer delays due to the extreme cold weather we anticipate a somewhat flat quarter for the three months ending March 31st.

While the timing of these large frac orders and the pace of vehicle adoption may bounce around quarter to quarter we still feel the current annual guidance on Wall Street of approximately $9.6 million of revenue for fiscal '14 remains reasonable from our perspective as we work the opportunities we've discussed in this young and emerging marketplace.

The confidence of that comes primarily from our vehicular progress at this point in time as well as the progress being made on the stationary side.

With WheelTime actively promoting APG’s dual fuel solution in 30+ states, their recent 100+ new customer quotes over the past 90 days, anticipated ramp-up in glider orders and the fact we are beginning to see multiple unit reorders from the 40+ customers currently operating or evaluating our vehicular solution, we really believe our vehicular conversions will starting gaining serious traction in the coming quarters. The continued independent 3rd party trade publication validation of our technology as well as our recent financing relationship with VFG Energy and anticipated additional customer testimonials validating impressive net fuel savings will only enhance these efforts.

Please remember, every 100 vehicular conversions equates to approximately $1 million in APG revenue so with over 3.5M Class 8 trucks out there today, the numbers can get very interesting, very fast once     production adoption begins to take off.

So, that's the end of the prepared statements. So let's go ahead and move on to the Q&A.

Operator: And at this time if you'd like to ask a question please press star then the number 1 on your telephone keypad. Once again that's star 1 to ask a question. And we'll take our first question from Jim McIlree with Chardan Capital.

Jim McIlree: Thank you and good morning. Could you talk about the margin profile of the vehicular versus the stationary market?

Lyle Jensen: It is still north of 40%, but as Chuck mentioned we had a strong quarter primarily due to strong oil and gas revenue. We believe we will still stay north of 40% as it moves into production.

Jim McIlree: North of 40% for the Corporation were for...

Lyle Jensen: Well for vehicular...

Lyle Jensen: I think we talked in prior phone calls of a weighted average being in that mid-40% range for both stationary and vehicular sales on a combined basis. You know, we think we've got a great cost profile and I would think that 42% to 46% range on a weighted average basis would not be unreasonable. The 49% for the quarter had some benefit because we have a high degree of stationary revenue in it.

Jim McIlree: Okay. And you talked about being in the DJ Basin, the Marcellus and a little bit in the Bakken as well as Canada. Are you opening up territories in the other major basins, the Utica, Permian, Eagle Ford?

Lyle Jensen: That's where we started so those are where the follow-on orders are coming from and probably other than this quarter I would say 70% of our revenue in 2013 came from these areas. One of the frac tests I mentioned earlier will be in that Eagle Ford. We have had great success in the Permian and have recently moved out beyond Oklahoma, Texas, Kansas and now have units running in the Marcellus, the DJ Basin and Canada.

Jim McIlree: Great. And the last one, it sounds like on the vehicular market you are still primarily selling onesies, twosies to guys who are testing it that you haven't had a major fleet rollout yet. So, one, is that correct? And number two, if it is correct when would you expect to start seeing major fleet rollouts?

Lyle Jensen: Well, as we talked about we've gone from almost all early adopters in 2013 to where we now have seen 60 to 80 so ($600k-$800k ) of follow-on from last year's efforts. It appears that the average evaluation period is taking, 3 to 4 months. Then we had some of these guys run into bank financing issues which we think we've taken away that hurdle this week with our VFG relationship. We will now be able to go back to them with multiple viable financing options. But, I believe that every single quarter we’ll start to see more early adopters move into some level of production.

As you may remember, basically we can't convert any truck until it's two years old per the new EPA rules. And for some of the big guys that only keep trucks for three years, we have not had a viable solution for conversion of existing fleet but we now do with our glider solution. The term glider kit refers to a truck that has a new frame, cab, electrical system, and front axle but must utilize rebuilt systems for two of the three drive train components which are the engine, the transmission, or the rear axle. At typically 25% less than a new diesel truck, 70% lower maintenance costs and having the ability to install dual fuel while the truck is being built, customers are seeing significant savings on day one with our glider solution.

This is why now all of a sudden with the 2014 gliders were getting a lot of interest from the larger fleets. So I think we'll see how it rolls out but it appears to be on a good path and we do have some very high profile fleets that would be purchasing hundreds of gliders not the onesies and twosies that we’ve seen today.

Jim McIlree: Okay. And I lied, there's one more. So Chuck, you talked about cash and availability I think of $1.8 million. What's the breakdown, what's the cash and what's the availability?

Chuck Coppa: Cash is somewhere around $1.3 million and we have approximately $.5 million of bank line availability.
Jim McIlree: Right. Okay thanks a lot.

Operator: And will take our next question from JinMing Lieu with Ardour Capital.

JinMing Liu: Good morning gentlemen.

Chuck Coppa: Good morning, JinMing.

JinMing Liu: Yeah, first just a couple questions on the vehicular applications. How much of the revenue from last quarter came from the glider sales?

Lyle Jensen: Very few. I mean, five or six.

JinMing Liu: Okay so predominantly the sales were from just regular retrofit?

Lyle Jensen: Yeah, right.

JinMing Liu: Okay. And you are expecting a few hundred of the glider unit sales later this year?

Lyle Jensen: During the last 60-90 days we're starting to see quotes become orders and were starting to see the glider business pickup. The word's getting out. The dominant glider players are starting to contact their customers talking about our dual fuel option. And that's why we believe the interest, you know, will really kick up starting now going forward.

JinMing Liu: Okay. Regarding the customers who request early quotations, how quickly can you turn the quotations into orders - sales?

Lyle Jensen: The longest one we've had has been six months; most of them have been 90-120 days. And so, you know, we work with them. They get to measure their results on a lot of different route profiles so it could be 90-120 days before they're going to make the decision to move forward on follow-on orders.

And then at that point they've got address their capital decision on how they're going to finance, the follow-on orders.

JinMing Liu: Okay. Got that. And it seems like you will have a strong second half. And just back to the liquidity question, do you believe you guys have enough cash to support your growth?

Chuck Coppa: We do, JinMing. We believe that cash from operations coming from what we expect to be a robust second half of the year in conjunction with our bank line availability that we will have the capital necessary to roll this out and achieve those numbers.

JinMing Liu: Okay got that. Thanks a lot.

Operator: And will take our next question from Nancy Schmitt with Taum Sauk Investments.

Nancy Schmitt: Yes hi Lyle and Chuck. Nice quarter. I would like to focus on the length of the adoption cycle. And can you tell us how it can be - how you can influence it to a shorter cycle? I know you're doing everything you can to remove barriers to adoption but what else can be done?

Lyle Jensen: Well, you know, that's a good question. We ask - and challenge, I think ourselves every single day on what can we do to accelerate it. A macro issue we face is that because we are modifying an existing engine and truckers in general are conservative they really have not relied on, other’s prior successes. If they've said it once they set it up thousand times, that's nice Lyle, but what does it do in my truck.

Its much like the oil and gas industry was two years ago where we could not get around customers wanting to evaluate one unit for a period of time before moving forward. Now with almost 300 engines running dual fuel in the oil and gas area with several customers running 50+ engines we have new customers that come on board that never test at all. We still have frac rig customers that want to test but the drilling side has pretty much gone into, you know, no testing required.

So at some place somewhere that crossover rate, you know, will happen to where people will start to say I can’t evaluate forever and better get on board or be at a competitive disadvantage to the market. And we're not quite there yet. And we talked about in the last phone having fuel stations on their routes is very important. They won't take the time to go, you know, 5 or 10 miles off route to fill up natural gas but that's improving, you know, every single quarter.

One of the big hurdles was this financing. As you know, we just announced our VFG Financing relationship on Monday so we're taking that back into the market now to see if that will help accelerate or take away that barrier to quicker allocation.

I think it really still comes down to fueling and financing as being the biggest barriers that we saw. One of those we think we've attacked aggressively and can improve upon. The other one all we do is continue to work with the LNG and the CNG fuel suppliers to know where they're fueling stations are going and then looking at customers in those areas which should adopt quicker than geographical areas where you may not have the fueling structure - infrastructure.

Chuck Coppa: And Nancy this is Chuck. Just for my perspective also - Lyle is absolutely right from the perspective of this show me mentality that we've got out there. One of the things I tell people is, a year ago if you are interested in our vehicular application I could maybe introduce you to one or two people who have been running it.

But now, I can refer you to north of 40, 50 people who are evaluating or implementing our solution it so we've got a lot more data points out their today that we hope will help shorten the time between interest, evaluation and multiple unit conversions.

And as Lyle mentioned again earlier, we're out there today especially on the vehicular side with some of the largest companies in the US who in some cases are running thousands of vehicles.

And I'm a believer that when the point comes we can publicly talk about the size and girth of some of the people who are either evaluating or actually adopting it I think that's going to create a great deal of credibility in the marketplace and soften a little bit of that show me mentality.

Nancy Schmitt: Okay. And one other question. On your marketing budget can you tell us how much it is and how you have it allocated?

Lyle Jensen: Well, I it's a couple hundred thousand dollars a month, not a year, you know, as far as you take a look at our total sales and marketing budget of headcount, people on the street, tradeshows, WheelTime support, etc.

We are focusing a lot of efforts on the WheelTime dealer support as they are the ones who have these customers that they have been servicing and maintaining their trucks for years and years and years which creates a path and comfort level to approach them on dual fuel. We must take a credible dealer network that has done a great job on diesel maintenance and move them into this alternative fuel so that's where we have focused most of our time and energy.

Nancy Schmitt: Thank you.

Operator: And as a reminder if you'd like to ask a question please press star then the number 1 on your telephone keypad. Will take our next question from Dick Feldman with Axiom Capital.

Dick Feldman: Good morning. I've got a couple of questions. The first one relates to the financing package that you're now able to offer. Do you have any means of estimating how many orders you may have missed because customers could not get the financing?

Lyle Jensen: Well, I mean, it's only maybe a handful or two right now because again, you know, we're talking about the 40 to 50 customers that we do have.

The key is we think we caught this on the front-end. We've got great feedback from the field during 2013 that this was going to be an issue and here less than 90 days into 2014 we think we've found a viable solution. So I think we haven't lost a lot but more importantly we think will accelerate a lot and take away one of the hurdles to adoption.

Dick Feldman: Okay, thank you. That helps. Turning to a different area you've explained how your business is lumpy in particular the oil and gas side especially the fracking side of it. But if we look at the trucking side would it be fair to say, as an expectation for this year, that we should be able to see sequential gains on that side of the business for each quarter?

Lyle Jensen: Well we're definitely working towards that. It's been difficult - currently right now I would like to have a lot more early adopter trucks on the road because it starts to be easier to ask your dealers, you know, what's it look like for follow-on?

And when you ask them today it's more of, I don't know if they're going to order their early adopter in February or March, you know versus April. And that’s what led to my comment about t there may be some variations quarter to quarter.

But the momentum of this should lead to sequential growth. We’ll watch this closely over the next quarter or two as we get some more early adopters going into production which will make it much easier I think to model because we know the number of fleets. If they allow us into their financing plans were going to know how many trucks they're trying to finance.

And there's just a lot more information available to us if we can get these guys out of early adoption into production. And at that point in time as we talked about previously, every quarter should sequentially larger because will bring more and more customers into and through the early adopter phase towards the production phase.

Dick Feldman: One last question and that is, given the vast magnitude of the opportunity in that heavy duty trucking is that your principle focus or are you looking at any other uses of the technology?

Lyle Jensen: Well, you know, the vehicular market has been our number one focus and where we've invested most of our dollars in calibration and EPA approvals because it's such a large market. But, the stationary oil and gas industry, as we just talked about could be an addressable market of $100 million - $150 million. That's nothing to sneeze at.

We have the international markets we can spend more time in and grow those. But right now, we've focused on North America because that's the lowest hanging fruit for EPA approved systems. But with that said, we're quoting right now and putting together proposals for the marine industry to convert marine diesel engines and I'll be meeting with one of the rail companies here in the next 30 days as they talk about dual fuel conversions in the rail industry. And then some of our WheelTime members out in the Wyoming area want us to come out and present in the mining sites.

So I think again we see this dual fuel adoption starting in oil and gas area with vehicular going to be the next big wave followed by marine, mining and the rail which are not going to be too far behind.

Dick Feldman: In the marine side would you be involved in powering the ship or in powering some of the equipment, cranes and things like that that are on the ships?

Lyle Jensen: It would be both. I think again it's going to start out it'll be barges like on the Mississippi, it'll be tugboats, you know, on the coast lines, it'll be ferries - transportation ferries in the Great Lakes.

We are looking at some international opportunities also. I don't see us converting - at this point in time large ocean going vessels but there is a tremendous amount of marine related non-primary power diesel engines that are either on a river passageways or, you know, service our ports on the coastlines.

Dick Feldman: Okay. Thanks for the update. That's it for me.

Lyle Jensen: You're welcome.

Operator: And as a reminder it star 1 if you'd like to ask a question. We'll take our next question from (Mitch Landgraf).

(Mitch Landgraf): Good morning gentlemen.

Lyle Jensen: Good morning (Mitch).

Chuck Coppa: Good morning.

(Mitch Landgraf): Thank you very much for being willing to take questions from private individual retail investors. It was a commanding conference call; exquisite leadership of the business plan here so thank you very much.

Some quick questions if I may. One was Lyle had mentioned that there were fleets who had tested some competitors' equipment and they're switching over to APG. Can I ask what their main reasons are that they give when they do that? Is a breakdowns? Is it fuel displacement? What are they saying is the reason they're going towards APG product?

Lyle Jensen: The number one reason is - uptime and performance. Number two, we've had competitors who only got EPA approvals for a single Cummins engine model for example so that limits their ability to meet the demands of a very diverse market. With almost 450 engine family approvals, we can offer fleets the ability to convert a much broader number of engines than our competitors.

(Mitch Landgraf): Excellent. Also in regard to - in regard to kind of the estimates of return on investment, you are looking at, you know, the 18 month thing has been out there a lot. I'm assuming that's based on older engines, you know, our sweet spot probably around 5 miles to the gallon on average. Are some of those still outside of useful life engines but newer, 2009 era, had said that some of them are getting around 8-9 miles per gallon. Is your return on investment on that longer? Do you have a rough idea on the more efficient engines what you're saving the customers as an estimated return on investment time?

Lyle Jensen: Sure. Right now I guess I’ll answer this way. Right now the 7-8 mile per gallon is really in the 2014, 2013 engines that have hit the market so they're what we call the efficient diesel engines.

As you know, we won't be able to touch a '13 until 2015; I won't touch a '14 until 2016. I think our average customer brings us a 2012 and older or 2009 and older. We're seeing 5.5 to 6.5 miles per gallon which is probably average so that's a lot of our 18-month payback is based on that.

We've gone out two years and said, okay if our base business grows as we believe it can and we can move from small volume purchase components to production purchase components and we see the tank prices come down by the time we get that efficient engine in the marketplace we believe we can offer a competitive product for the newer efficient engines.

But as I projected out we think maybe the 18 month payback might go to 20-22 months with the efficient diesel engines but there's still a huge savings, you know, that will come from it.

(Mitch Landgraf): Yeah, that's still a powerful argument. Appreciate that. Last question relates to Westport, I'm glad you noted that they have discontinued, you know, the high horsepower engine they were looking as a dedicated natural gas engine. In the same vein they recently announced that their gas enhanced methane duel fuel diesel situation, it's a lower duty engine; it's a medium duty engine.

Lyle Jensen: Yeah.

(Mitch Landgraf):	But can you comment on that as far as the technology?

Lyle Jensen: Sure.

(Mitch Landgraf): Is it a fumigation system similar to ours? Any pros and cons you know? It wouldn't really be a competitor to our sweet spot yet. But anything you'd want to comment about - first of all I think it's obviously another major entity endorsing the fact that there is a definite market here which is another nice endorsement similar to like what Caterpillar being in the market does for us. But any comments about Westport dual fuel recent development?

Lyle Jensen: Yeah, excellent observation and just for those on the call Westport and Tata Motors have announced this week the development and commercialization of a 5 liter dual fuel engine which would be OEM new that would go into 5 liter, which would be your Class 4, 5, 6 size trucks.

But if you look at their press release you can take all of the attributes of safely displacing, you know, up to 60% on average, being able to go back to 100% diesel if needed et cetera, et cetera. It could have come right out of APG's, you know, brochures.

So from that standpoint, we believe we understand the reason they discontinued the 15 liter is mainly because it takes so much pressure in their design to create power and torque that's needed in the heavy-duty market. And that same technical requirement is not required when you drop all the way back to a 5 liter.

So, you know, as you pointed out and exactly what I told our board, I see this very very similar to when Caterpillar came out with a heavy duty OEM dual fuel product for the oil and gas industry. We had a head start on CAT and we think CAT said, God, we got to catch up. With Caterpillar, Cummins and APG being the top three in the oil and gas industry we now go to conferences and instead of, "Who are you and what are you doing?" we have experts in the oil and gas industry telling us that dual fuel could have a 50% penetration by 2020.

The same thing is going to happen I believe. In the vehicular marketplace it's much tougher to create an OEM 15 liter dual fuel because of the physics of the lack of compression of natural gas.

So as you just said I am pleased that we're seeing the industry recognize vehicular dual fuel as a viable alternative to dedicated natural gas and/or diesel only engines. Assuming theirs is a post-turbo fumigated system they’ll have to come up with custom fuel injectors that will be invasive to the OEM engine.

Anytime you hear invasive and any time you hear custom fuel injectors you know you are talking higher upfront and maintenance costs.

We don't believe this announcement impacts our addressable market whatsoever but it sure does put a feather in the hat of dual fuel especially with some of the attributes they talked about. And we've got a huge head start compared to any of our competitors in the aftermarket and especially the dual fuel glider business.

(Mitch Landgraf): Absolutely. Yeah, whenever I hear post-turbo and fuel injector invasive, I hear downtime and I think that's what the customers are seen to so...

(Mitch Landgraf): ...Similar to how you scoured the professionals in your crowd to say if anybody knows about a situation like this that has this kind of return in the trucking industry let me know.

I've scoured to try to find a competing technology that has any significant advantages and especially scoured to try to see any competitor that has the lead we have in both technology and market inroads and they're just simply not out there. Just really commend you for how you're reading this company. And we - just speaking for myself as a long shareholder I very much appreciate your work and continue to wish you the best. Thanks for taking the questions.

Lyle Jensen: Thanks for the endorsement.

Chuck Coppa: Thanks, (Mitch).

Operator: And we'll take our next question from (Fred Vikay).

(Fred Vikay): Gentleman. I was wondering if you could give an update on the number of fully diluted shares outstanding now?

Chuck Coppa: It hasn't changed pretty much, (Fred), from the last call. Today there is roughly about 48 million shares outstanding and if all of the preferred were to convert which would add probably around another 23 million to that number so we’d be at approximately 71 million shares.

And then we've got approximately 35 million options and warrants with an average strike price of 50 cents. So if you add those you'd be around 105 million on a fully diluted basis. And if that were to happen, our premise is that we’d pick up between $15 million to $16 million in cash on the conversion of the warrants that are outstanding.

(Fred Vikay): Okay thank you.

Operator: And we'll take our next question from (Gene Marco Salzano).

(Gene Marco Salzano): Hey, guys. Congratulations on a good quarter.

Chuck Coppa: Thank you.

(Gene Marco Salzano): Two quick questions, you guys have talked a couple of times about some big-name players that you're talking to that are starting to fill into the pipeline. Just curious as to when you think you're going to be able to share those names and what timeframe we're looking out for that.

Lyle Jensen: We are working on it. For example on the oil and gas side, we’ve finally been able to reference in industry presentations customers like Anadarko, Apache, Helmerich & Payne, Cactus Drilling, Cudd Energy, Shell Oil and recently got approval from Halliburton to use their photo of our frac rig for Noble Energy so on the oil and gas side I think we've done an excellent job of providing a sense of who is running our dual fuel solutions.

On the vehicular side again a lot of the big names but we are early in the evaluation phase with them and are hopeful that once they go into the adoption phase they’ll be more inclined to allow us to reference them in presentations and press releases. But with that said, we've talked about a customer of ours who is a subcontractor for FedEx Ground that is running from Atlanta to Alabama and he's quoted in the industry articles I mentioned earlier as well has allowing his testimonial to be put up on our website.

(Gene Marco Salzano): Okay.

Lyle Jensen: And then we've got, like I said earlier the glider being evaluated by some very large well known customers that we’ll be able to talk about hopefully in the next quarter.

(Gene Marco Salzano): Okay good. So we should see some more name-dropping in the next 90 days which would be great.

Lyle Jensen: Yeah, we're trying to name drop as fast as we can when the customers allow us.

(Gene Marco Salzano): Excellent. Excellent. Okay guys and I'm not sure if the framework for my next question is even - is reasonable. You just said earlier that you can't touch anything because of EPA requirements that's newer than two years and you’ve got the three-year guys that do the turn and burn on their fleets and then they reinvest.

And I understand there's a whole competitive nature and market to what you guys are doing. Is there any opportunity to go to the engine manufacturers and have them put your dual fuel on new engines as opposed to the glider opportunity?

Lyle Jensen: You know, never say never okay?

(Gene Marco Salzano): Okay.

Lyle Jensen: We just never know what could happen but please know bringing any new heavy duty engine to market whether it’s natural gas, diesel or gasoline is a very expensive and time consuming effort. We believe our effort are better spent and will be better rewarded chasing the 3.5 million Class 8 vehicles on the road today as compared to the 150,000 to 200,000 new OEM Class 8 new engines coming out each year.

(Gene Marco Salzano): Okay. All right thanks guys. Keep up the good work. Keep the news flowing. It's all good to hear.

Operator: And we'll take our next question from (James Worth).

(James Worth): Good morning gentlemen.

Lyle Jensen: Good morning, (Jim).

Chuck Coppa: Good morning, (Jim).

(James Worth): .Wonderful call and a great quarter. When you stated that you thought that the March quarter would be slightly flattish, Lyle, I understood that to be because, for one main reason, orders weren't being terminated as much as they were being put off due to the brutality of the winter and that sort of thing. Did I get that right?

Lyle Jensen: Yeah, nothing is getting canceled. You know, as I talked about these large frac orders that come at $400k-$800k at a whack they're not coming out like popcorn coming out every single month.

So, just having this one follow-on order that might happen in March but it looks like it's more like April or May that $800k becomes very important on a quarter to quarter basis. So that’s why I say they are bouncing around.
.
We’ve had some customers come back and quite frankly tell us they have spent more time in January and the first part of February trying to keep their diesel engines running so that they don't lose any production time due to the weather.

None of these guys have canceled, it's just a matter of timing so that's why we still think we have plenty of time before September 30, the end of the fiscal year to do what we think we’re going to do.

(James Worth): Okay. That answers that. Thank you very much and that's good news. Just parenthetically too about the financing arrangements you've arranged, it would seem to me that the cost of an engine - to convert an engine I should say at say, $10,000-$12,000 of your product isn't the whole story. Don't you have to finance the tank as well that holds the gas?

Lyle Jensen: Yeah, when I talked about the $1 million investment for 30 to 40 trucks, if you divide that out that, you know, that's going to roughly run $25k-$30k per conversion.

But when we go to a customer we want our financing program to offer them a total package solution.

But again the leasing rates we talked about earlier of $700-$800 a month includes not only our system, but the price of a tank and putting that truck on the road. And all he really has to do now is drive the miles every single month and he can have a payback the first month.

(James Worth): Understood. Thank you very much.

Operator: And at this time there are no other questions in queue. I'll turn it back to our presenters for any closing remarks.

Lyle Jensen: Thanks to everyone again for taking the time today, the great questions we've had and a welcome and thanks to the new shareholders that we're gaining as part of Mike's and Chuck's good work. And we look forward to continuing to provide the updates and press releases. Everybody have a good day.

Operator: This concludes the conference call. We appreciate your participation.